Exhibit 10.2

SEPARATION AGREEMENT

by and between

TRAVELPORT LIMITED

and

ORBITZ WORLDWIDE, INC.

Dated as of July 25, 2007.

i

LIST OF SCHEDULES

Schedule 1.1(a)	B2C Assets
Schedule 1.1(b)	B2C Liabilities
Schedule 2.5	Continuing Agreements
Schedule 7.2(a)	Individuals Exempt from Non-Solicitation, Non-Hire
Schedule 10.13	Ancillary Agreements

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of July 25, 2007, by and between ORBITZ WORLDWIDE, INC., a Delaware corporation (“OWW”), and TRAVELPORT LIMITED, a Bermuda company f/k/a TDS Investor (Bermuda) Ltd. (“Travelport”).

WHEREAS, Travelport is the indirect owner of all of the issued and outstanding Common Stock of OWW immediately prior to the date hereof;

WHEREAS, the Board of Directors of Travelport has determined that it is appropriate, desirable and in the best interests of Travelport and its stockholders to offer for sale a certain percentage of the Common Stock of OWW in a registered public offering;

WHEREAS, the Parties engaged in a reorganization of their respective U.S. businesses in February, 2007, to transfer the B2C Businesses from members of the Travelport Affiliated Group to members of the OWW Affiliated Group and their B2B Businesses from members of the OWW Affiliated Group to members of the Travelport Affiliated Group, and by this Agreement the Parties are engaging in additional reorganization transactions for the purpose of effecting the IPO;

NOW, THEREFORE, in contemplation of OWW ceasing to be wholly-owned by Travelport and for good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Certain Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 9.2.

“Actions” shall have the meaning ascribed to such term in Section 6.1(a).

“Affiliate” means (i) with respect to the Travelport Affiliated Group, any other member of the Travelport Affiliated Group, and (ii) with respect to the OWW Affiliated Group, any other member of the OWW Affiliated Group.

“Affiliated Group” shall mean either the Travelport Affiliated Group or the OWW Affiliated Group, as applicable.

“Agreement” and “hereof” and “herein” means this Separation Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Agreement Disputes” shall have the meaning ascribed to such term in Section 9.1.

“Ancillary Agreements” means those agreements identified on Schedule 10.13 hereto.

 “Annual Financial Statements” shall have the meaning set forth in Section 4.2(f).

“Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i)                                     all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii)                                  all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii)                               all inventories of products, goods, materials, parts, raw materials and supplies;

(iv)                              all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v)                                 all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)                              all license contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts or commitments;

(vii)                           all deposits, letters of credit and performance and surety bonds;

(viii)                        all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)                                all Intellectual Property;

(x)                                   all Software;

(xi)                                all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)                             all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii)                          all rights under contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(xiv)                         all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv)                            all licenses, permits, approvals and authorizations which have been issued by any governmental entity;

(xvi)                         all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(xvii)                      all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

“Assume” and “Assumption” shall have the meanings set forth in Section 2.3.

“Average Market Price” shall have the meaning set forth in Section 3.1.

“Avis Budget” means Avis Budget Group, Inc., a Delaware corporation formerly known as Cendant Corporation.

“B2B Assets” means all of the Assets of the B2B Businesses, excluding the B2C Assets.

“B2B Businesses” means those businesses of the Parties whose services primarily focus on the business-to-business marketplace, including electronic travel distribution services that connect travel suppliers to travel agencies, the provision of wholesale accommodation and destination services, transaction processing solutions for travel suppliers and other travel industry customers, supplier services businesses that provide technology services and solutions for the airline and hotel industries, and corporate solutions operations that provide corporate travel fulfillment solutions.  For the avoidance of doubt, B2B Businesses include but are not limited to Galileo, the global distribution system (including Apollo GDS, Galileo, Shepherd Systems, Southern Cross and IGTS), and Gullivers Travel Associates, the wholesale travel business (including Octopus Travel and Needahotel).

“B2B Liabilities” means all of the Liabilities of the B2B Businesses, excluding the B2C Liabilities.

“B2C Assets” means all of the Assets of the B2C Businesses including but not limited to those set forth in Schedule 1.1(a).

“B2C Businesses” means those businesses of the Parties whose services primarily focus on the business-to-consumer marketplace, including offering travel products and services directly to consumers, largely through online travel agencies. For the avoidance of doubt, B2C Businesses include but are not limited to the Parties’ online travel agencies in the United States, Europe and Asia Pacific, including Orbitz and CheapTickets in the United States and ebookers in Europe.

“B2C Liabilities” means all of the Liabilities of the B2C Businesses including but not limited to those set forth in Schedule 1.1(b).

“BNS” means The Bank of Nova Scotia Trust Company of New York, in its capacity as trustee under the Indentures.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close (except as provided in Section 2.10(d)).

“Cendant Separation Agreement” means that certain Separation and Distribution Agreement, dated as of July 27, 2006, by and among Avis Budget, Realogy, Wyndham and Travelport.

“Cendant Transition Services Agreement” means that certain Transition Services Agreement, dated as of July 27, 2006, by and among Avis Budget, Realogy, Wyndham and Travelport.

“Charter” means the certificate of incorporation of OWW, as in effect immediately following the closing of the IPO.

“Claims Made Policies” means those liability insurance policies requiring that a claim be made against the insured and reported to the insurer during the policy period in order for coverage to apply.

“Common Stock” means the common stock, par value $0.01 per share, of OWW.

“Confidential Business Information” shall mean all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business plans, (iv) general market evaluations and surveys and (v) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the date hereof, has been disclosed by a Party or its Subsidiaries to the Party or its

Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party, including pursuant to the access provisions of Section 7.6 or any other provision of this Agreement (except to the extent that such information has been (i) in the public domain or released to a third party without an obligation of confidentiality through no fault of such Party or its Subsidiaries or (ii) independently developed, or lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational Information, data or material including (i) specifications, ideas and concepts for products and services, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) Software, (v) training materials and information and (vi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes.

“Continuing Agreements” means those agreements identified on Schedule 2.5 hereto.

“Demand Registration” shall have the meaning set forth in Section 5.2(a).

“Denver Data Center” means the data center operated by Travelport in Denver, Colorado.

“Dispute Notice” shall have the meaning ascribed to such term in Section 9.1.

“Equity Purchase Rights” shall have the meaning set forth in Section 3.1.

“Equity Securities” means shares of Voting Stock or any securities convertible into or exchangeable for shares of Voting Stock or any options, warrants or rights to acquire shares of Voting Stock.

“Equity Securities Amount” shall have the meaning set forth in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, with respect to any Asset or security, the fair market value thereof as determined jointly by Travelport and OWW, or in the event that they are unable to agree, as determined by a mutually acceptable nationally recognized investment banking or other valuation expert.

“GAAP” means United States generally accepted accounting principles.

“Guaranty Release” shall have the meaning ascribed to such term in Section 2.10(b).

“Indemnitees” shall have the meaning set forth in Section 6.4.

“Indentures” means the Senior Indenture and the Senior Subordinated Indenture, collectively.

“Information” shall have the meaning set forth in Section 7.12(a).

“Inspectors” shall have the meaning set forth in Section 5.3(g).

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible Assets, (ix) all applications and registrations for the foregoing and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

“IPO” means the initial public offering of the Common Stock as contemplated by the IPO S-1.

“IPO S-1” means OWW’s registration statement on Form S-1 (No. 333-142797) relating to the IPO, as the same may be amended or supplemented from time to time.

“Keepwell” means any guarantee, letter of credit, surety bond, other performance guarantee, keepwell, or net worth or financial condition maintenance agreement of or by any member of the Travelport Affiliated Group provided to any Person with respect to any actual or contingent obligation of any member of the OWW Affiliated Group.

“Liabilities” shall mean any and all debts, liabilities, costs, expenses and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental entity and those arising under any contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Liable Party” shall have the meaning ascribed to such term in Section 2.9(b).

“Losses” shall have the meaning ascribed to such term in Section 6.1(a).

“Master License Agreement” shall mean that certain Master License Agreement, dated as of July 23, 2007, by and among Galileo International Technology, LLC, a Delaware limited liability company, Galileo International, LLC, a Delaware limited liability company, Orbitz, LLC, a Delaware limited liability company, ebookers Limited, a company organized under English law, Donvand Limited, a company organized under English law, Travelport for

Business, Inc., a Delaware Corporation, Travelport Development, LLC, a Delaware limited liability company and Neat Group Corporation, a Delaware Corporation.

“Non-OWW Marks” shall have the meaning set forth in Section 7.11(a).

“Occurrence Based Policies” means those liability and property insurance policies requiring that an incident or event giving rise to a claim take place during the policy period in order for coverage to apply, regardless of when the claim is made against the insured or reported to the insurer.

“Other Party” shall have the meaning ascribed to such term in Section 2.9(a).

“OWW” shall have the meaning ascribed to such term in the preamble.

“OWW Affiliated Group” means, collectively, OWW and all of its direct and indirect Subsidiaries now or hereafter existing.

“OWW Auditors” shall have the meaning set forth in Section 3.1(o).

“OWW Credit Facility” means the Credit Agreement dated as of July 25, 2007 by and among OWW, UBS AG, Stamford Branch, UBS Loan Finance LLC and other lenders party thereto.

“OWW Employees” means all current, former or retired employees of any member of the OWW Affiliated Group.

“OWW Information” shall have the meaning set forth in Section 3.1(l).

“OWW Marks” shall the meaning set forth in Section 7.11(b).

“OWW Public Documents” shall have the meaning set forth in Section 3.1(i).

“Party” or “Parties” means OWW and/or Travelport.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Privilege” shall have the meaning set forth in Section 4.4.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Public Company Stock” means any class or series of Voting Stock registered under the Exchange Act and broadly held and actively traded by public stockholders.

“Public Filings” shall have the meaning set forth in Section 3.1(m).

“Quarterly Financial Statements” shall have the meaning set forth in Section 4.2(e).

“Realogy” means Realogy Corporation, a Delaware corporation.

“Records” shall have the meaning set forth in Section 7.6.

“Registrable Securities” means any shares of Common Stock or any other Equity Security issued by OWW held by any member of the Travelport Affiliated Group or by any Transferee thereof described in Section 5.9 hereof and any other security (whether issued by OWW or another Person) into or for which the Common Stock or such other Equity Security has been or is to be converted, substituted or exchanged, and any security issued or issuable with respect to such Common Stock or Equity Security upon any stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registration Indemnitees” shall have the meaning set forth in Section 6.2(a).

“Registration Statement” means any registration statement of OWW filed with the SEC under the Securities Act, including, but not limited to, the IPO S-1 and any registration statement which relates to any of the Registrable Securities, including in each such case the Prospectus relating thereto, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement and Prospectus.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations under the Securities Act.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations under the Securities Act.

“Restricted Employees” shall have the meaning set forth in Section 7.2.

“Rules” shall have the meaning ascribed to such term in Section 9.2.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indenture” means the Indenture dated as of August 23, 2006 by and among Travelport LLC and BNS relating to the Senior Notes, as supplemented by Supplemental Indenture No. 1 thereto dated as of January 11, 2007 between Warpspeed Sub Inc. and BNS, and Supplemental Indenture No. 2 thereto, dated as of March 13, 2007, among Travelport LLC, TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., OWW, Travelport Holdings, Inc. and BNS.

“Senior Notes” means the Senior Dollar Floating Rate Notes Due 2014, Senior Euro Floating Rate Notes due 2014 and the 97/8% Senior Dollar Fixed Rate Notes due 2014 issued by Travelport LLC pursuant to the Senior Indenture.

“Senior Subordinated Indenture” means the Indenture dated as of August 23, 2006 by and among Travelport LLC and BNS relating to the Senior Subordinated Notes, as supplemented by Supplemental Indenture No. 1 thereto, dated as of January 11, 2007, between Warpspeed Sub Inc. and BNS, and Supplemental Indenture No. 2 thereto, dated as of March 13, 2007, among Travelport LLC, TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., OWW, Travelport Holdings, Inc. and BNS.

“Senior Subordinated Notes” means the 11 7/8% Dollar Senior Subordinated Fixed Rate Notes due 2016 and the 10 7/8% Senior Subordinated Euro Fixed Rate Notes due 2016 issued by Travelport LLC pursuant to the Subordinated Indenture.

 “Separation” shall have the meaning specified in Section 2.1.

“Shared Contract” shall have the meaning specified in Section 2.2(c).

“Shoe Dividend” shall have the meaning attributed to it in Section 7.15.

“Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

“Solicitation” shall have the meaning set forth in Section 7.2.

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership), or (iii) which would be considered subsidiaries of such Person within the meaning of Regulation S-K or Regulation S-X.

“TAI” means Travelport Americas, Inc., a Delaware corporation, formerly known as Travelport Inc. and Cendant Travel Distribution Services Group, Inc.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, by and between OWW and Travelport.

“TDS” means TDS Investor (Luxembourg) S.a.r.l.

“Third Party Claim” shall have the meaning assigned to such term in Section 7.8(a).

“Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Trading Day” shall have the meaning set forth in Section 3.1.

“Transactions” shall mean the Separation and the IPO, considered together.

“Transfer” shall have the meaning set forth in Section 2.2(a).

“Transferee” shall have the meaning set forth in Section 5.9(a).

“Transition Services Agreement” means that certain Transition Services Agreement entered into on the date hereof by Travelport Inc. and OWW.

“Travelport” shall have the meaning ascribed to such term in the preamble.

“Travelport Affiliated Group” means, collectively, Travelport and all of its direct and indirect Subsidiaries now or hereafter existing, other than members of the OWW Affiliated Group.

“Travelport Annual Statements” shall have the meaning set forth in Section 3.1(o).

“Travelport Auditors” shall have the meaning set forth in Section 3.1(o).

“Travelport Credit Facility” means the First Amended and Restated Credit Agreement dated as of August 23, 2006, as amended and restated on January 29, 2007 and May 23, 2007, by and among Travelport LLC, Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited, UBS AG, Stamford Branch, UBS Loan Finance LLC and other lenders party thereto.

“Travelport LLC” means Travelport LLC, a Delaware limited liability company, which was formerly known as Travelport Inc. and TDS Investor Corporation.

 “Trigger Date” means the first date on which Travelport ceases to beneficially own Voting Stock entitled to fifty percent (50%) or more of the votes entitled to be cast by the then outstanding Voting Stock.

“TTO Related Accounts” means all intercompany accounts related to information technology, communications and data center services to be provided by any member of the Travelport Affiliated Group to any member of the OWW Affiliated Group after the date hereof pursuant to the Transition Services Agreement, including those that do not appear on Schedule A to Exhibit A thereto.

“TTO Related Liabilities” means all Liabilities related to information technology, communications and data center services to be provided by any member of the Travelport Affiliated Group to any member of the OWW Affiliated Group after the date hereof pursuant to the Transition Services Agreement, including those that do not appear on Schedule A to Exhibit A thereto.

“Underwritten Offering” means a public offering in which securities of OWW are sold to one or more underwriters on a firm commitment basis for reoffering to the public.

“Voting Stock” means all securities issued by OWW having the ordinary power to vote in the election of directors of OWW, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

“Wyndham” means Wyndham Worldwide Corporation, a Delaware corporation.

ARTICLE II

THE TRANSACTIONS

Section 2.1  General.  Subject to the terms and conditions of this Agreement, the Parties shall use their respective reasonable commercial efforts to consummate the Transactions to the extent not already completed.  It is the intent of the Parties that after consummation of the Transactions, and except as otherwise provided in the Ancillary Agreements or the Continuing Agreements, (i) all of the right, title and interest in and to the B2C Assets will be owned or held by one or more members of the OWW Affiliated Group, the operation of the B2C Businesses will be conducted by one or more members of the OWW Affiliated Group and the B2C Liabilities will be all assumed directly or indirectly by (or remain with) one or more members of the OWW Affiliated Group, and (ii) all of the right, title and interest in and to the B2B Assets will be owned or held by one or more members of the Travelport Affiliated Group, the operation of the B2B Businesses will be conducted by one or more members of the Travelport Affiliated Group and the B2B Liabilities will be all assumed directly or indirectly by (or remain with) one or more members of the Travelport Affiliated Group ((i) and (ii), together, the “Separation”).

Section 2.2  Transfer of Assets.

(a)          On or prior to the date hereof to the extent not already completed, and except as otherwise provided in the Ancillary Agreements or the Continuing Agreements: (i) Travelport shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to OWW all of its and its Subsidiaries’ right, title and interest in and to the B2C Assets, and (ii) OWW shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to Travelport all of its and its Subsidiaries’ right, title and interest in and to the B2B Assets.

(b)         Unless otherwise agreed to by the Parties, each Party shall be entitled to designate the member of such Party’s Affiliated Group to which any Assets are to be Transferred pursuant to this Section 2.2.

(c)          Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(i)                                     Unless the Parties otherwise agree, any contract that is (1) part of the B2B Assets but inures in whole or in part to the benefit or burden of any member of the OWW Affiliated Group, or (2) part of the B2C Assets but inures in whole or in part to the benefit or burden of any member of the

Travelport Affiliated Group (each, a “Shared Contract”), shall be assigned in whole or in part to the applicable member(s) of the applicable Affiliated Group, if so assignable, or appropriately amended prior to, on or after the date hereof, so that each Party or the members of their respective Affiliated Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective businesses; provided, however, that (x) in no event shall any member of any Affiliated Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause Travelport or OWW, as the case may be, to receive the benefit of that portion of each Shared Contract that is part of the B2B Assets or the B2C Assets, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) such member of the applicable Affiliated Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been assumed by a member of the applicable Affiliated Group pursuant to this Section 2.2.

(ii)                                  Nothing in this Section 2.2(c) shall require any member of either the Travelport Affiliated Group or the Orbitz Affiliated Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Affiliated Group), incur any material obligation or grant any material concession for the benefit of any member of the other Affiliated Group to effect any transaction contemplated by this Section 2.2(c).

(d)         Consents. The Parties shall use their commercially reasonable efforts to obtain the required consents from any third parties (including governmental entities) to Transfer any Assets, contracts, licenses, permits and authorizations issued by any governmental entity or parts thereof as contemplated by this Agreement.

Section 2.3  Assumption and Satisfaction of Liabilities.  From and after the date hereof, (a) Travelport shall, or shall cause a member of the Travelport Affiliated Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”, and each such act, an “Assumption”), all of the B2B Liabilities, and (b) OWW shall, or shall cause a member of the OWW Affiliated Group to, assume all the B2C Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the date hereof, (iii) where or against whom such Liabilities are asserted or determined and (iv) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Travelport

Affiliated Group or the OWW Affiliated Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4  Intercompany Accounts.  Except as provided in Section 2.10(d), all intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, the Ancillary Agreements, the Continuing Agreements or any other contract entered into in connection herewith or to consummate the Transactions, including payables created or required hereby) treated as debt by the Parties, if any, between any member of the Travelport Affiliated Group and any member of the OWW Affiliated Group which exist and are reflected in the accounting records of the relevant Parties as of the date hereof shall, on or prior to the date hereof, be settled, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by Travelport.  All intercompany balances that are primarily accounting entries and are not treated as debt by the Parties, including in respect of any cash balances or any cash held in any centralized cash management system, between any member of the Travelport Affiliated Group and any member of the OWW Affiliated Group which exist and are reflected in the accounting records of the relevant Parties as of the date hereof shall, at or prior to the date hereof, be eliminated.  Some or all of the foregoing may for administrative convenience be implemented through book entries.  Notwithstanding the foregoing, any intercompany accounts provided for on the exhibits or schedules to this Agreement or the Transition Services Agreement (including, for the avoidance of doubt, all TTO Related Accounts, and those Continuing Agreements listed on Schedule 2.5 hereto) shall not be subject to this Section 2.4.

Section 2.5  Limitation of Liability.

(a)          Neither Party nor any Subsidiary thereof shall have any liability to the other Party or any Subsidiary thereof in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, provided, that such information was exchanged or provided in good faith.

(b)         Neither Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary thereof based upon, arising out of or resulting from any contract, arrangement, course of dealing or understanding existing on or prior to the date hereof (other than this Agreement, the Ancillary Agreements, the Continuing Agreements or any other contract entered into in connection herewith or to consummate the Transactions) and each Party hereby terminates any and all contracts, arrangements, course of dealings or understandings between or among it and the other Party effective as of the date hereof (other than this Agreement, the Ancillary Agreements, the Continuing Agreements or any other contract entered into in connection herewith or to consummate the Transactions), and any Liability, whether or not in writing, which is not reflected in this Agreement, the Ancillary Agreements, the Continuing Agreements or any other contract entered into in connection herewith or to consummate the Transactions or is not a TTO Related Liability, is hereby irrevocably cancelled, released and waived.  No such terminated contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the date hereof.

(c)          The provisions of Section 2.5(b) shall not apply to any of the following contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i)                                     any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Affiliated Groups under any such contracts constitute B2B Assets, B2C Assets, B2B Liabilities or B2C Liabilities, such contracts shall be assigned or retained pursuant to this Article II or as addressed in the Ancillary Agreements or Continuing Agreements); and

(ii)                                  any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of Travelport or OWW is a party.

Section 2.6  Transfers Not Effected On or Prior to the Date Hereof; Transfers Deemed Effective as of the Date Hereof.

(a)          To the extent that any Transfers contemplated by this Article II shall not have been consummated on or prior to the date hereof, the Parties shall cooperate to effect such Transfers as promptly following the date hereof as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain any necessary consents or governmental approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and assumed pursuant to this Article II.  In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the date hereof (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Affiliated Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party assuming such Liability to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the date hereof to the member or members of the Travelport Affiliated Group or the OWW Affiliated Group entitled to the receipt of such Asset or required to assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the date hereof, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b)         If and when the consents, governmental approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement.

(c)          The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d)         On and prior to the twelve (12) month anniversary of the date hereof, if either Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Affiliated Group following the date hereof), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, in each case subject to and consistent with this Agreement, including with respect to Assumption of any associated Liabilities by the transferee.  The Parties intend that all contracts wholly related to the B2C Businesses held by TAI as of June 1, 2007 properly belong to OWW, and such contracts shall be transferred from TAI to OWW as soon as possible (pending any required third party consent) after the date hereof if not previously transferred; contracts held by TAI as of such date that relate in part to the B2C Businesses and in part to the B2B Businesses shall be treated in accordance with Section 2.2(c).

(e)          After the date hereof, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the date hereof, each Party authorizes the other Party to receive and open all mail, packages and other communications received by such Party and not unambiguously intended for such Party, any member of such Party’s Affiliated Group or any of their officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(f)            Each of Travelport and OWW shall, and shall cause the members of its respective Affiliated Group to, (i) treat for all income tax purposes (A) the deferred Assets as Assets having been Transferred to and owned by the Party entitled to such Assets not later than the date hereof and (B) the deferred Liabilities as Liabilities having been assumed and owed by the Person intended to be subject to such Liabilities not later than the date hereof and (ii) neither report nor take any income tax position (on a tax return or otherwise) inconsistent with such treatment (unless required by a change in applicable tax law or good faith resolution of a tax contest relating to income taxes).

Section 2.7  Conveyancing and Assumption Instruments.  In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the date hereof, by the appropriate entities, the conveyancing and assumption instruments necessary to evidence the valid and effective Assumption by the applicable Party of its assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Affiliated Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to New York law or the laws of one of the other states of the United States or, if not appropriate for a given Transfer, and for Transfers to be effected pursuant to non-U.S. laws, in such other form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable law, by notation on public registries.

Section 2.8  Further Assurances.

(a)          In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, on and after the date hereof, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable law or contractual obligations to consummate and make effective the Transactions.

(b)         Without limiting the foregoing, on and after the date hereof, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the date hereof, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all consents and/or governmental approvals, any permit, license, contract, indenture or other instrument (including any consents or governmental approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement, free and clear of any security interest, if and to the extent it is practicable to do so.

Section 2.9  Novation of Liabilities.

(a)          Except as to any B2B Liabilities or B2C Liabilities otherwise Assumed pursuant to this Article II, or as otherwise provided in Schedule A to Exhibit A of the Transition Services Agreement, each Party, at the request of the other party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution or amendment required to novate or assign all Liabilities under contracts, licenses and other obligations for which a member of such Party’s Affiliated Group and a member of the other party’s Affiliated Group are jointly or severally liable and that do not constitute Liabilities of such other party as provided in this Agreement (such other party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Affiliated Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Affiliated Group will be solely responsible for such Liabilities; provided, however, that neither Party shall be obligated to pay any consideration therefor to any third party from whom any such consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b)         If the Parties are unable to obtain, or to cause to be obtained, any such required consent, release, substitution or amendment pursuant to Section 2.9(a), the Other Party or a member of such Other Party’s Affiliated Group shall continue to be bound by such contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Affiliated Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Affiliated Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Affiliated Group thereunder from and after the date hereof. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Other Party has engaged in any knowing violation of law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Affiliated Group, all money, rights and other consideration received by it or any member of its Affiliated Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Affiliated Group to the Liable Party or to another member of the Liable Party’s Affiliated Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Affiliated Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.10  Guarantees.

(a)          On or prior to the date hereof or as soon as practicable thereafter, (i) Travelport shall (with the reasonable cooperation of the other Party) use its commercially reasonable efforts to have any member of the OWW Affiliated Group removed as guarantor of or obligor for any B2B Liability, including any Keepwell, and (ii) OWW shall (with the reasonable cooperation of the other Party) use its commercially reasonable efforts to have any member of the Travelport Affiliated Group removed as guarantor of or obligor for any B2C Liability, including any Keepwell.

(b)         To the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the Travelport Affiliated Group, OWW shall execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which OWW would be reasonably unable to comply or (B) which would be reasonably expected to be breached, and (ii) of any member of the OWW Affiliated Group, Travelport shall execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Travelport would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)          If either Party is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each Party agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Affiliated Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d)         Notwithstanding anything else in this Section 2.10, until the earlier to occur of OWW failing to comply with the reimbursement obligations set forth in Section 2.10(d)(iv) below, or members of the Travelport Affiliated Group no longer owning in the aggregate at least 50.1% of the equity of OWW on a fully-diluted basis, then:

(i)                                     Travelport agrees to maintain the letters of credit outstanding on the date hereof under the Travelport Credit Facility relating to members of the OWW Affiliated Group, and to request the issuance of new letters of credit under the Travelport Credit Facility on behalf of and pursuant to the reasonable request of OWW, in each case subject to the terms of the Travelport Credit Facility, until such date that any member of the OWW Affiliated Group enters into a credit facility providing for letters of credit in an amount at least equal to the then-outstanding letters of credit relating to the OWW Affiliated Group, whereupon such any such letters of credit under the Travelport Credit Facility relating to the OWW Affiliated Group shall be cancelled.

(ii)                                  OWW agrees to comply with the procedures with respect to letters of credit set forth in Section 2.03 of the Travelport Credit Facility.

(iii)                               OWW agrees to continually use its commercially reasonable efforts to enter into a credit facility providing for letters of credit in an amount at least equal to the then-outstanding letters of credit issued under the Travelport Credit Facility relating to the OWW Affiliated Group.

(iv)                              OWW agrees to reimburse Travelport for any costs and expenses associated with maintaining or issuing such letters of credit issued on behalf of any member of the OWW Affiliated Group, including but not limited to:

(1) a one-time fee of fifty (50) basis points multiplied by the principal amount of (a) any letters of credit outstanding on the date hereof to be maintained by Travelport, and (b) any letters of credit to be issued by Travelport thereafter; and

(2) if any letter of credit is drawn upon, the principal amount of such letter of credit;

(3) if any letters of credit are drawn upon, then the interest charged upon such letters of credit in accordance with Section 2.03(c) of the Travelport Credit Facility;

(4) fees on any letters of credit outstanding equal to the Applicable Rate (as such term is defined in the Travelport Credit Facility) multiplied by the daily maximum amount then available to be drawn under such outstanding letters of credit in accordance with Section 2.03(g) of the Travelport Credit Facility computed on a quarterly basis in arrears and payable on the first Business Day (for purposes of this Section 2.10 only, as such term is defined in the Travelport Credit Facility) after the end of each March, June, September and December; and

(5) fronting fees equal to 0.125% per annum of the daily maximum amount then available to be drawn under such outstanding letters of credit in accordance with Section 2.03(h) of the Travelport Credit Facility computed on a quarterly basis in arrears and payable on the first Business Day after the end of each March, June, September and December; and

(6) customary issuance, presentation, amendment and other processing fees and other standard costs and charges incurred by Travelport with respect to such letters of credit within ten Business Days of the time demanded, in accordance with Section 2.03(h) of the Travelport Credit Facility; provided, however, that

(7) under no circumstances shall Travelport be required to request letters of credit under the Travelport Credit Facility on behalf of any member of the OWW Affiliated Group to the extent that the amount underlying such requested letters of credit, when combined with all letters of credit then outstanding under the Travelport Credit Facility, would exceed the capacity available for letters of credit under the Travelport Credit Facility.

Section 2.11  Disclaimer of Representations and Warranties.  EACH OF TRAVELPORT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TRAVELPORT AFFILIATED GROUP) AND OWW (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OWW AFFILIATED GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONTINUING AGREEMENTS OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE CONTINUING AGREEMENTS, OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Section 2.12  Allocation of Costs and Expenses.  OWW shall pay (or, to the extent incurred by and paid for by any member of the Travelport Affiliated Group, will promptly reimburse such member of the Travelport Affiliated Group for any and all amounts so paid) for all fees, costs and expenses incurred by any member of the OWW Affiliated Group or any member of the Travelport Affiliated Group in connection with the IPO, including, but not limited to, any and all fees, costs and expenses related to (a) the preparation and negotiation of this Agreement, the Ancillary Agreements, the Continuing Agreements and of all of the documentation related to the Transactions, (b) the preparation and execution or filing of any and all further documents, agreements, forms, applications, contracts or consents associated with the Transactions, (c) OWW’s organizational documents, (d) the preparation, printing and filing of the IPO S-1, including all fees and expenses of complying with applicable federal, state or foreign securities laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (e) the preparation, printing and distribution of all of the prospectuses for the IPO, (f) the listing of the Common Stock on any domestic or foreign securities exchange, and (g) the preparation (including, but not limited to, the printing of documents) related to implementing OWW’s employee benefit plans, retirement plans and equity-based plans (if any) as a result of or in connection with the IPO.

ARTICLE III

EQUITY PURCHASE RIGHTS

Section 3.1  Equity Purchase Rights.  So long as the members of the Travelport Affiliated Group beneficially own, in the aggregate, Voting Stock entitled to fifty percent (50%) or more of the votes entitled to be cast by the then outstanding Voting Stock, the members of the Travelport Affiliated Group shall have the equity purchase rights set forth in this Section 3.1 (the “Equity Purchase Rights”); provided, that the members of the Travelport Affiliated Group shall not be entitled to Equity Purchase Rights to the extent that the principal national securities exchange in the United States on which the Common Stock is listed, if any, prohibits or limits the granting by OWW of such Equity Purchase Rights.

As soon as practicable after determining to issue Equity Securities, but in any event at least five Business Days prior to the issuance of Equity Securities to any Person other than to a member of the Travelport Affiliated Group (and other than Equity Securities (i) if OWW then has outstanding Public Company Stock, issued under dividend reinvestment plans which offer Voting Stock to security holders at a discount from Average Market Price (as defined below) no greater than is customary for public corporations at such time, (ii) issued pursuant to the IPO, (iii) issued in mergers, acquisitions and exchange offers (including transactions in respect of which Travelport has provided its consent pursuant to Article Tenth of the Charter), or (iv) pursuant to its equity incentive plans approved by its Board of Directors), OWW shall notify Travelport in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price (or other consideration) for, and terms and conditions of, such Equity Securities) and shall offer to sell to Travelport (which offer may be assigned by Travelport to another member of the Travelport Affiliated Group) at the purchase price (net of any underwriting discounts or commissions), if any, to be paid by the transferee(s) of such Equity Securities, an amount of Equity Securities determined as provided below.  Immediately after the amount of Equity Securities to be sold to other Persons is known to OWW, it shall notify Travelport (or such assignee) of such amount.  If such offer is accepted in writing within ten Business Days after the notice of such proposed sale (or such longer period as is necessary for the members of the Travelport Affiliated Group to obtain any required regulatory approvals), OWW shall issue to such member of the Travelport Affiliated Group an amount of Equity Securities (the “Equity Securities Amount”) equal to the product of (A) the quotient of (x) the number of shares of Voting Stock owned by the members of the Travelport Affiliated Group, in the aggregate, immediately prior to the issuance of the Equity Securities by (y) the aggregate number of shares of Outstanding Voting Stock owned by Persons other than by members of the Travelport Affiliated Group immediately prior to the issuance of the Equity Securities, multiplied by (B) the aggregate number of Equity Securities proposed to be issued by OWW to Persons other than to members of the Travelport Affiliated Group, rounded up to the nearest whole Equity Security.  If, at the time of the determination of any Equity Securities Amount, any other Person has preemptive or other equity purchase rights similar to the Equity Purchase Rights, such Equity Securities Amount shall be recalculated to take into account the amount of Voting Stock to be sold to such Persons, rounding up such Equity Securities Amount to the nearest whole Equity Security.  If OWW determines in good faith that, in light of the advice of an investment banking firm advising it or of its other financial advisors, it must consummate the issuance and sale of the Equity Securities prior to the members of the Travelport Affiliated Group having obtained any necessary regulatory approvals, OWW shall notify Travelport in writing of such determination and shall then be free so to consummate such issuance and sale without the members of the Travelport Affiliated Group having the right then to purchase their proportionate share of such Equity Securities; provided, however, that in such event the members of the Travelport Affiliated Group shall have the right to purchase from OWW, within 60 Business Days (or such longer period (up to two years) as is necessary for the members of the Travelport Affiliated Group to obtain such regulatory approvals) Voting Stock in an amount equal to the amount of Voting Stock it would have received had it been able to purchase (and, in the case of Equity Securities other than Voting Stock, securities exercisable or exchangeable for or convertible into Voting Stock) the Equity Securities offered to it pursuant to this Section 3.1, at a per share purchase price equal to the lower of (i) the sum of the purchase price (net of any underwriting discounts or commissions), if any, paid by the transferee(s) plus the exercise price, if any, of such Equity Securities, or (ii) the Average Market Price per share of Voting Stock and, if there is no Average Market Price, the Fair Market Value per share of Voting Stock, in each case, at the time of purchase by the applicable member(s) of the Travelport Affiliated Group.

The purchase and sale of any Equity Securities pursuant to this Section 3.1 shall take place at 9:00 am on the latest of (i) the fifth Business Day following the acceptance of such offer, (ii) the Business Day on which such Equity Securities are issued to Persons other than the members of the Travelport Affiliated Group and (iii) the fifth Business Day following the expiration of any required governmental or other regulatory waiting periods or the obtaining of any required governmental or other regulatory consents or approvals, at the offices of Travelport indicated in Section 10.1 hereof, or at such other time and place in New York City as Travelport and OWW shall agree.  At the time of purchase, OWW shall deliver to Travelport (or such assignee) certificates registered in the name of the appropriate member(s) of the Travelport Affiliated Group representing the shares purchased and Travelport shall transfer to OWW the purchase price in United States dollars by bank check or wire transfer of immediately available funds, as specified by OWW, to an account designated by OWW not less than five Business

Days prior to the date of purchase.  OWW and the members of the Travelport Affiliated Group will use their best efforts to comply as soon as practicable with all federal and state laws and regulations and stock exchange listing requirements applicable to any purchase and sale of securities under this Section 3.1. In the event that the consideration to be provided to OWW in connection with the issuance of Equity Securities that resulted in this Section 3.1 being applicable is other than cash, then Travelport shall have the option of paying the purchase price in either (i) the form of such other consideration, if practicable, or (ii) cash, based on the Fair Market Value of the consideration being received by OWW.

As used herein, “Average Market Price” of any security on any date means the average of the daily closing prices for the 10 consecutive Trading Days selected by OWW commencing not less than 20 days nor more than 30 Trading Days before the day in question.  The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or, if such security is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by OWW for that purpose.  For the purpose of this definition, the term “Trading Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on such exchange or in such market.

ARTICLE IV

FINANCIAL AND OTHER INFORMATION

Section 4.1  Ten Percent Threshold.  OWW agrees that, during any period in which the members of the Travelport Affiliated Group beneficially own, in the aggregate, Voting Stock entitled to ten percent (10%) but less than twenty (20%) of the votes entitled to be cast by the then outstanding Voting Stock, OWW shall:

(a)          furnish to Travelport as soon as publicly available, copies of all financial statements, reports, notices and proxy statements sent by OWW in a general mailing to all its shareholders, of all reports on Forms 10-K, 10-Q and 8-K, and of all final prospectuses filed pursuant to Rule 424 under the Securities Act; and

(b)         permit Travelport to visit and inspect any of the properties, corporate books, and financial and other records of the member of the OWW Affiliated Group, and to discuss the affairs, finances and accounts of any such member of the OWW Affiliated Group with the officers of OWW and the OWW Auditors, all at such times and as often as Travelport may reasonably request; provided, that Travelport enters into an agreement with OWW to maintain the confidentiality of the information specified in this Section 4.1(b).

Section 4.2  Twenty Percent Threshold.  OWW agrees that, during any period in which the members of the Travelport Affiliated Group beneficially own, in the aggregate, Voting

Stock entitled to twenty percent (20%) or more of the votes entitled to be cast by the then outstanding Voting Stock, or during any period in which any member of the Travelport Affiliated Group is required to account for its investment in OWW on a consolidated basis or under the equity method of accounting (determined in accordance with GAAP consistently applied after consultation with Travelport Auditors (as defined below)), in addition to the requirements of Section 4.1(b):

(a)          Maintenance of Books and Records.  OWW shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Assets of OWW and such Subsidiaries and (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (w) transactions are executed in accordance with management’s general or specific authorization, (x) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for Assets, (y) access to Assets is permitted only in accordance with management’s general or specific authorization, and (z) the recorded accountability for Assets is compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)         Fiscal Year.  OWW shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year or such other fiscal year as then maintained by Travelport or its successor; provided that, if on the date hereof any consolidated Subsidiary of OWW has a fiscal year which ends on a date other than December 31, OWW shall use its best efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practical.  OWW shall close its books in accordance with Travelport’s close calendar and close procedures.

(c)          Summary Monthly Financial Information.  As soon as practicable, and within five Business Days after the end of each month in each fiscal year of OWW, OWW shall deliver to Travelport a summary of consolidated net income and consolidated pre-tax income for the OWW Affiliated Group for such month and the year-to-date period.

(d)         Detailed Monthly Financial Information.  As soon as practicable, and within ten Business Days after the end of each month in each fiscal year of OWW, OWW shall deliver to Travelport detailed financial, metrics and driver information for the OWW Afiliated Group consistent with that provided to Travelport during the twelve month period prior to the date hereof, including statements of operations, balance sheets, statements of shareholders’ equity and cash flows.

(e)          Unaudited Quarterly Financial Statements.  As soon as practicable, and within 35 days after the end of each of the first three fiscal quarters in each fiscal year of OWW, OWW shall deliver to Travelport drafts of (i) the consolidated financial statements of OWW (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of OWW the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of

Regulation S-X, and (ii) a discussion and analysis by management of OWW’s consolidated financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K.  The information set forth in clauses (i) and (ii) above is herein referred to as the “Quarterly Financial Statements.”  OWW shall deliver to Travelport all revisions to such drafts as soon as any such revisions are prepared or made.  No later than the date OWW publicly files the Quarterly Financial Statements with the SEC or otherwise, OWW shall deliver to Travelport the final form of the Quarterly Financial Statements certified by the chief financial officer of OWW as presenting fairly, in all material respects, the financial condition and results of operations of OWW and its consolidated Subsidiaries.

(f)            Audited Annual Financial Information.  As soon as is practicable, OWW shall deliver to Travelport (i) within 60 days after the end of each fiscal year of OWW, drafts of (x) the consolidated financial statements of OWW (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (y) a discussion and analysis by management of OWW’s consolidated financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K and (ii) within 45 days after the end of each fiscal year of OWW, a draft of a discussion and analysis of OWW’s consolidated financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K, for the inclusion in the annual report to stockholders or equity owners of any member of the Travelport Affiliated Group.  The information set forth in (i) and (ii) above is herein referred to as the “Annual Financial Statements.”  OWW shall deliver to Travelport all revisions to such drafts as soon as any such revisions are prepared or made.  OWW shall deliver to Travelport, no later than 90 days after the end of each fiscal year of OWW (or on such earlier date on which the same are filed with the SEC), in final form, the Annual Financial Statements accompanied by an opinion thereon by OWW’s independent certified public accountants.

(g)         Other Financial Information.  OWW shall provide to Travelport upon request such other information and analyses as Travelport may reasonably request on behalf of any member of the Travelport Affiliated Group to analyze the financial statements and financial condition and results of operations of the OWW Affiliated Group and shall provide Travelport and its accountants with an opportunity to meet with management of OWW and its accountants in connection therewith.  OWW shall deliver to Travelport all Quarterly Financial Statements and Annual Financial Statements of each Subsidiary of OWW which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of OWW required to be delivered to Travelport pursuant to this Section 4.2.

(h)         General Financial Statement Requirements.  All information provided by any member of the OWW Affiliated Group to Travelport pursuant to Sections 4.2(c)-(i) inclusive, shall be consistent in terms of format and detail and otherwise with the procedures and practices in effect on the date hereof with respect to the provision of such financial and other information by any member of the OWW Affiliated Group to Travelport (and where appropriate, as presently presented in financial and other reports delivered to the Board of Directors or management of Travelport), with such changes therein as may be reasonably requested by Travelport from time to time, unless changes in such procedures or practices are required to comply with the rules and regulations of the SEC, as applicable.

(i)             Public Information and SEC Reports.  Any member of the OWW Affiliated Group which files information with the SEC shall deliver to Travelport as soon as the same are substantially final, drafts of all reports, notices and proxy and information statements to be sent or made available by any member of the OWW Affiliated Group to their security holders and all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and all registration statements and prospectuses to be filed by any member of the OWW Affiliated Group with the SEC or any securities exchange pursuant to the listing agreement, listing rules, listed company manual (or similar requirements) of such exchange (collectively, “OWW Public Documents”) but in no event later than two Business Days in the case of any report on Form 8-K, or 10 Business Days in the case of any other such filing, prior to the filing thereof with the SEC, and, no later than the date the same are printed, sent or filed, whichever is earliest, final copies of all OWW Public Documents.  Prior to issuance, OWW shall deliver to Travelport copies of all press releases and other statements to be made available by any member of the OWW Affiliated Group to the public, including, without limitation, information concerning material developments in the business, properties, results of operations, financial condition or prospects of any member of the OWW Affiliated Group.  No report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Travelport Affiliated Group shall be filed with the SEC or otherwise made public by any member of the OWW Affiliated Group without the prior written consent of Travelport with respect to those portions of such document which contain information with respect to any member of the Travelport Affiliated Group, except as may be required by law, rule or regulation (in such cases OWW shall use its best efforts to notify the relevant member of the Travelport Affiliated Group and obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(j)             Budgets and Projections.  OWW shall, as promptly as practicable (but in no event later than December 1 of each year), deliver to Travelport copies of annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to any member of the OWW Affiliated Group and shall provide Travelport an opportunity to meet with management of OWW to discuss such budgets and projections.

(k)          Other Information.  With reasonable promptness, OWW shall deliver to Travelport such additional financial and other information and data with respect to members of the OWW Affiliated Group and their business, properties, financial position, results of operations and prospects as from time to time may be reasonably requested by Travelport.  Travelport shall have the right to request financial information of the type covered in Sections 4.2(c)–(f) inclusive, on a more expedited time frame upon no less than five Business Days prior written notice.  Such requests will be made only to the extent such information is applicable to one or more members of the Travelport Affiliated Group.

(l)             Earnings Releases.  Travelport agrees that, unless required by law, rule or regulation or unless OWW shall have consented thereto, no member of the Travelport Affiliated Group will publicly release any quarterly, annual or other financial information of the OWW Affiliated Group (“OWW Information”) delivered to Travelport pursuant to this Section 4.2 prior to the time that Travelport publicly releases financial information of Travelport for the relevant period.  OWW and Travelport will consult on the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to the OWW Affiliated Group and to comment thereon.  In the event that any member of the Travelport Affiliated Group is required by law to publicly release such OWW Information prior to the public release of Travelport’s financial information, Travelport will give OWW notice of such release of OWW Information as soon as practicable but no later than two days prior to such release of OWW Information.

(m)       Cooperation on Public Filings.  Each of Travelport and OWW shall cooperate fully with each other to the extent reasonably requested by the other in the preparation of any of their respective public earnings releases, quarterly reports on Form 10-Q, any Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by them or any of their respective Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Public Filings”).  Each of Travelport and OWW agree to provide to each other all information that the other reasonably requests in connection with any such Public Filing or that, in the judgment of their respective General Counsels, is required to be disclosed therein under any law, rule or regulation. In this respect, Travelport or OWW, as the case may be, will provide all required financial information with respect to it and its consolidated Subsidiaries to the other Party’s auditors and management in a sufficient and reasonable time and in sufficient detail to permit such auditors to take all steps and perform all review necessary to provide sufficient assistance to such auditors with respect to information to be included or contained in such Public Filing, such assistance to such auditors to be in conformity with current and past practices.  All such information shall be provided by Travelport or OWW, as the case may be, in a timely manner to enable OWW or Travelport, as the case may be, to prepare, print and release such Public Filings on such date as Travelport shall determine.  If and to the extent requested by Travelport or OWW, the other Party shall diligently review all drafts of such Public Filings and prepare in a diligent and timely fashion any portion of such Public Filing pertaining to such other Party or its Subsidiaries.  Prior to any printing or public release of any Public Filing, an appropriate executive officer of Travelport or OWW, as the case may be, shall, if requested by the other Party, certify that the information relating to Travelport or OWW, as the case may be, in such Public Filing is accurate, true and correct in all material respects.  Unless required by law, rule or regulation, Travelport or OWW, as the case may be, shall not publicly release any financial or other information which conflicts with the information with respect to the other Party that is included in any Public Filing without the prior consent of OWW or Travelport, as the case may be.

(n)         OWW Selection of Auditor.  Subject to the requirements of all applicable laws, rules and regulations, (i) if OWW is to submit to a vote of its stockholders the election, approval or ratification of the selection of its firm of independent certified public accountants pursuant to Schedule 14A under the Exchange Act, OWW shall so submit to such a vote such accounting firm as is designated by Travelport and (ii) if OWW does not so submit a firm of accountants to such a vote, OWW shall cause its independent certified public accountants to be such accounting firm as is designated, from time to time, by Travelport.

(o)         Coordination of Auditors’ Opinions.  OWW will use its best efforts to enable its independent certified public accountants (the “OWW Auditors”) to complete their audit such that they will date their opinion on OWW’s audited annual financial statements on the same date that Travelport independent certified public accountants (the “Travelport Auditors”) date their opinion on any Travelport Affiliated Group member’s preparation of its audited annual financial statements and its Annual Reports to Shareholders (collectively the “Travelport Annual Statements”), and to enable Travelport to meet its timetable for the printing, filing and public dissemination of the Travelport Annual Statements.

(p)         Access to Personnel and Working Papers.  OWW will authorize the OWW Auditors to make available to the Travelport Auditors both the personnel who performed or are performing the annual audit of OWW and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of OWW, in all cases within a reasonable time after the OWW Auditors opinion date, so that the Travelport Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the OWW Auditors as it relates to the Travelport Auditors’ report on the Travelport Annual Statements, all within sufficient time to enable Travelport to meet its timetable for the printing, filing and public dissemination of the Travelport Annual Statements.

(q)         Accounting Estimates and Principles.  OWW will give Travelport reasonable notice of any proposed significant change in accounting estimates or material changes in accounting principles from those in effect on the date hereof, including changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, that could affect both OWW and Travelport.  In this connection, OWW will consult with Travelport and, if requested by Travelport, OWW will consult with its independent public accountants with respect thereto.  As to material changes in accounting principles which could affect OWW or Travelport, OWW will not make any such changes without Travelport’s prior written consent, including changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, if such a change would be sufficiently material to be required to be disclosed in OWW’s financial statements as filed with the SEC or otherwise publicly disclosed therein.  If Travelport so requests, OWW will be required to obtain the concurrence of OWW Auditors as to such material change prior to its implementation.

(r)            Financial Reporting Systems.             Without Travelport’s prior written consent, no member of the OWW Affiliated Group shall change any of its financial reporting systems from Oracle or such other financial reporting system as it has in place on the date hereof.

Section 4.3  Fifty Percent Threshold.  OWW agrees that, during any period in which the members of the Travelport Affiliated Group beneficially own, in the aggregate, Voting Stock entitled to fifty percent (50%) or more of the votes entitled to be cast by the then outstanding Voting Stock, or in which, notwithstanding such percentage, any member of the

Travelport Affiliated Group is required, in accordance with GAAP, to consolidate OWW’s financial statements with its financial statements, in addition to the requirement of Section 4.2:

(a)          Internal Auditors.  OWW shall provide Travelport’s internal auditors or other representatives of Travelport access to the books and records of any member of the OWW Affiliated Group so that Travelport may conduct reasonable audits relating to the financial statements provided by such member of the OWW Affiliated Group pursuant to Sections 4.2(c)-(g) hereof, inclusive, as well as to the internal accounting controls and operations of any member of the OWW Affiliated Group.

(b)         Management Certification.  OWW’s chief executive officer and chief financial or accounting officer shall submit a quarterly representation stating that there is and has been no failure on the part of the OWW or any of its directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Sections 302 and 906 related to certifications.

(c)          Detailed Quarterly Financial Information.  As soon as practicable, and within five Business Days (or other period as designated by Travelport) after the end of the first three fiscal quarters in each fiscal year of OWW, OWW shall deliver to Travelport (i) a detailed consolidated balance sheet, and consolidated statements of income, cash flow and shareholders’ equity consistent with Travelport’s present chart of accounts and reporting (with such changes in such chart of accounts and reporting as may be reasonably requested by Travelport from time to time) and (ii) statistical information necessary for inclusion in any Travelport Affiliated Group member’s quarterly earnings press release, along with appropriate supporting documentation.

(d)         Detailed Annual Financial Information.  As soon as practicable, and within five Business Days (or other period as designated by Travelport) after the end of each fiscal year of OWW, OWW shall deliver to Travelport (i) a detailed consolidated balance sheet, and consolidated statements of income, cash flow and shareholders’ equity consistent with Travelport’s present chart of accounts and reporting (with such changes in such chart of accounts and reporting as may be reasonably requested by Travelport from time to time) as of and for the full fiscal year and (ii) statistical information necessary for inclusion in any Travelport Affiliated Group member’s annual earnings press release, along with appropriate supporting documentation.

(e)          Accountants’ Reports.  Promptly, but in no event later than five Business Days following the receipt thereof, OWW shall deliver to Travelport copies of all reports submitted to any member of the OWW Affiliated Group by its independent certified public accountants, including, without limitation, each report submitted to any member of the OWW Affiliated Group concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

Section 4.4  Attorney Client Privilege.  The provision of any information pursuant to this Article IV shall not be deemed a waiver of any privilege, including the attorney-client and/or work-product privileges (each, a “Privilege”), applicable to any such information.  No member of the OWW Affiliated Group shall be required to provide any information pursuant to this Article IV if such member reasonably and in good faith concludes that the provision of such information could serve as a waiver of any Privilege afforded such information.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1  Piggyback Registrations.

(a)          Right to Piggyback.  Whenever OWW proposes to register any sale of its Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) under the Securities Act for its own account or the account of any securityholder of OWW (other than the IPO, offerings pursuant to employee benefit plans, or noncash offerings in connection with a proposed acquisition, exchange offer, recapitalization or similar transaction) and the registration form to be used may be used for the registration of the offer and sale of Registrable Securities (a “Piggyback Registration”), OWW will give prompt written notice to Travelport and to all other holders of Common Stock having similar registration rights, of its intention to effect such a registration and, subject to Section 5.1(b) hereof, shall include in such registration all Registrable Securities with respect to which OWW has received written request for inclusion therein within 15 days after receipt of OWW’s notice.

(b)         Priority.  If a registration pursuant to this Section 5.1 involves an Underwritten Offering and the managing underwriter advises OWW in good faith that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then OWW will be required to include in such registration the maximum number of shares that such underwriter advises can be so sold without such adverse effect, allocated:

(i)                                     if such registration was initiated by OWW, (x) first, to the securities OWW proposes to sell, (y) second, among the shares of Common Stock requested to be included in such registration by members of the Travelport Affiliated Group and any other stockholder of OWW owning shares of Common Stock eligible for registration, pro rata, on the basis of the number of shares of Common Stock each holder requests be included in such registration, and (z) third, among other securities, if any, requested and otherwise eligible to be included in such registration; and

(ii)                                  if such registration was initiated by a security holder of OWW, (w) first, among the shares of Common Stock requested to be included in such registration by such requesting security holder, (x) second, among the shares of Common Stock requested to be included in such registration by any member of the Travelport Affiliated Group, (y) third, among the shares of Common Stock requested to be included in such registration by any other stockholder of OWW owning shares of Common Stock eligible for such registration, pro rata, on the basis of the number of shares of Common Stock each holder requests be included in such registration, and (z) fourth, among other securities, if any, requested and otherwise eligible to be included in such registration (including securities to be sold for the account of OWW).

(c)          Termination of Offering.  In the case of a registration initiated by OWW, nothing contained herein shall prohibit OWW from determining, at any time, not to file a registration statement or, if filed, to withdraw such registration or terminate or abandon the registration related thereto, without prejudice, however, to the rights of the members of the Travelport Affiliated Group to immediately request a registration pursuant to Section 5.2 hereof.

Section 5.2  Requested Registrations.

(a)          Right to Request Registration.  At any time after the date hereof, upon the written request of any member of the Travelport Affiliated Group requesting that OWW effect the registration under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”), OWW shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of such number of Registrable Securities requested to be so registered; provided, that OWW shall not be required to file a registration statement pursuant to this Section 5.2(a), (i) within a period of six months after the effective date of any other registration statement of OWW requested under this Section 5.2 or pursuant to which any member of the Travelport Affiliated Group shall have been given an opportunity to participate pursuant to Section 5.1 hereof, (ii) relating to an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act if OWW is not, at the time, eligible to register shares of Common Stock on Form S-3 (or a successor form), or (iii) with respect to any offering that is not reasonably expected to yield gross proceeds of at least $50 million; provided, that in the event that the members of the Travelport Affiliated Group, collectively, do not own at the time of such request such amount of Registrable Securities of the kind and type being so registered that would be reasonably expected to yield gross proceeds of at least $50 million, then the restriction contained in clause (iii) of this Section 5.2(a) shall be disregarded with respect to such registration.

Promptly after receipt of any such request for Demand Registration, OWW shall give written notice of such request to all other holders of Common Stock having rights to have their shares included in such registration and shall, subject to the provisions of Section 5.2(c) hereof, include in such registration all such Registrable Securities with respect to which each member of the Travelport Affiliated Group or such other stockholder has requested to be so registered.

(b)         Effective Registration.  A registration requested pursuant to this Section 5.2 shall not be deemed to have been effected (and, therefore, not requested for purposes of Section 5.2(a) above) (i) unless the registration statement relating thereto has become effective under the Securities Act, (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by any member of the Travelport Affiliated Group and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some act or omission by any member of the Travelport Affiliated Group, or (iv) if, pursuant to Section 5.2(c) hereof, less than all of the Registrable Securities requested be registered were actually registered and sold.

(c)          Priority.  If a requested registration pursuant to this Section 5.2 involves an Underwritten Offering and the managing underwriter shall advise OWW that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then OWW will be required to include in such registration the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated (i) first, to Registrable Securities requested by the member(s) of the Travelport Affiliated Group to be included in such registration, (ii) second, among all shares of Common Stock requested to be included in such registration by any other stockholder of OWW owning shares of Common Stock eligible for such registration, pro rata on the basis of the number of shares of Common Stock requested to be included in such registration and (iii) third, among other securities, if any, requested and otherwise eligible to be included in such registration (including securities to be sold for the account of OWW).

(d)         Preemption of Demand Registration.  Notwithstanding the foregoing, if the Board of Directors of OWW determines in its good faith judgment, (i) after consultation with a nationally recognized investment banking firm, that there will be an adverse effect on a then-contemplated public offering of OWW’s securities, (ii) that the disclosures that would be required to be made by OWW in connection with such registration would be materially harmful to OWW because of transactions then being considered by, or other events then concerning, OWW, or (iii) that registration at the time would require the inclusion of pro forma or other information, which requirement OWW is reasonably unable to comply with, then OWW may defer the filing (but not the preparation) of the registration statement which is required to effect any registration pursuant to this Section 5.2 for a reasonable period of time, but not in excess of 90 calendar days (or any longer period agreed to by the requesting holders of Registrable Securities); provided, that at all times OWW is in good faith using all reasonable efforts to file the registration statement as soon as practicable.

(e)          Other Registration Rights.  OWW shall not grant to any Person the right, except to employees, directors, agents and consultants of OWW, to request OWW to register any securities of OWW except such rights as are not more favorable than the rights granted to the members of the Travelport Affiliated Group herein, without the written consent of Travelport.

Section 5.3  Registration Procedures.  If and whenever OWW is required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, OWW shall:

(a)          prepare and file with the SEC as expeditiously as possible but in no event later than 90 days after receipt of a request for registration with respect to such Registrable Securities, an automatically effective shelf registration statement on Form S-3, if available to OWW at such time, or, if not, a registration statement on any form for which OWW then qualifies or which counsel for OWW shall deem appropriate, which form shall be available for the sale of the

Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such registration statement to become effective as soon as practicable, and to maintain the effectiveness of such form for three years from the date of its effectiveness; provided, that before filing with the SEC a registration statement or prospectus or any amendments or supplements thereto, including any documents incorporated by reference therein, OWW shall (x) furnish to Travelport and to one counsel selected by Travelport (or by Travelport and holders of other securities covered by such registration statement, but in no event to more than one firm of attorneys for all such selling security holders) copies of all such documents proposed to be filed, which documents shall be subject to the review of Travelport and such counsel, and (y) notify Travelport of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(b)         prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days or such shorter period which shall terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174, or any successor thereto, thereunder, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)          furnish, without charge, to Travelport and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (including one conformed copy to Travelport and one signed copy to each managing underwriter and in each case including all exhibits thereto), and the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as Travelport may reasonably request to facilitate the disposition of the Registrable Securities registered thereunder;

(d)         use its best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the selling holders, and the managing underwriter, if any, reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the selling holders and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities registered thereunder; provided, that OWW shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e)          immediately notify the managing underwriter, if any, Travelport and the selling holders at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to OWW’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and OWW shall promptly prepare and furnish to the selling holders a supplement or amendment to such prospectus so that as thereafter delivered, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that if OWW determines in good faith that the disclosure that would be required to be made by OWW would be materially harmful to OWW because of transactions then being considered by, or other events then concerning, OWW, or a supplement or amendment to such prospectus at such time would require the inclusion of pro forma or other information, which requirement OWW is reasonably unable to comply with, then OWW may defer, for a reasonable period of time not to exceed 90 days, furnishing to the selling holders a supplement or amendment to such prospectus; provided further, that at all times OWW is in good faith using all reasonable efforts to file such amendment as soon as practicable;

(f)            use its best efforts to cause all such securities being registered to be listed on each securities exchange on which similar securities issued by OWW are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, provided, that the applicable listing requirements are satisfied, and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

(g)         make available for inspection by Travelport and any holder of securities covered by such registration statement, any underwriter participating in any offering pursuant to such registration statement, and any attorney, accountant or other agent retained by such Persons (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the OWW Affiliated Group as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause officers, directors and employees of members of the OWW Affiliated Group to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement.  Notwithstanding the foregoing, OWW shall have no obligation to disclose any such records to the Inspectors in the event OWW determines that such disclosure is reasonable likely to have an adverse effect on OWW’s ability to assert the existence of an attorney-client privilege with respect thereto;

(h)         if requested, use its best efforts to obtain a “cold comfort” letter from OWW’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;

(i)             make available senior management personnel to participate in, and cause them to cooperate with the underwriters in connection with, “road show” and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities;

(j)             otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earning statement covering a period of at least 12 months, beginning with the first month after the effective date of the registration statement (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(k)          if requested to do so by the selling holders, use its best efforts to create a depositary arrangement whereby depositary shares representing fractional shares of Registrable Securities will be issued and to cause to be prepared and to execute customary documentation with respect to such depositary arrangement and such other documentation that the selling holders may reasonably request to facilitate the disposition of the depositary shares created thereunder (including, but not limited to, engaging a depositary and preparing and executing a depositary agreement).

It shall be a condition precedent to the obligation of OWW to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of any member of the Travelport Affiliated Group that Travelport shall furnish to OWW such information regarding the securities of OWW held by Travelport and the intended method of disposition thereof as OWW shall reasonably request and as shall be required in connection with the action taken by OWW.

Travelport agrees that, unless it obtains the prior consent of the OWW, and OWW agrees that, unless it obtains the prior consent of Travelport, it will not make any offer pursuant to this Article V that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the SEC; provided that this paragraph shall not restrict either Travelport or OWW from making any filings required to comply with their respective reporting obligations under the Exchange Act or the rules and regulations thereunder.

Section 5.4  Restriction on Disposition of Registrable Securities.  Travelport agrees that, upon receipt of any notice from OWW of the happening of any event of the kind described in Section 5.3(e) hereof, Travelport shall, and shall cause each member of the Travelport Affiliated Group to, discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.3(e) hereof, or until otherwise notified by OWW, and, if so directed by OWW, Travelport shall, and shall cause each member of the Travelport Affiliated Group to, deliver to OWW (at OWW’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.  In the event OWW shall give any such notice, the 180-day period mentioned in Section 5.3(b) hereof shall be extended by the greater of (x) three months or (y) the number of days during the period from and including the date of the giving of such notice pursuant to Section 5.3(e) hereof to and including the date when the selling holders shall have received the copies of the supplemented or amended prospectus contemplated by Section 5.3(e) hereof.

Section 5.5  Selection of Underwriters.  If any offering pursuant to a registration requested pursuant to Section 5.2 hereof is to be an Underwritten Offering, Travelport shall have the right to select a managing underwriter or underwriters to administer the offering.

Section 5.6  Registration Expenses.  OWW shall pay for all costs and expenses with respect to its compliance with its obligations in connection with a registration hereunder, including, but not limited to:  (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on any national securities exchange, (vi) the reasonable fees and disbursements of counsel for OWW and customary fees and expenses for independent certified public accountants retained by OWW (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), (vii) the reasonable fees and disbursements of not more than one firm of attorneys acting as legal counsel for all of the selling stockholders, collectively, (viii) the fees and expenses of any registrar and transfer agent or any depositary, (ix) the underwriting fees, discounts and commissions applicable to any Common Stock sold for the account of OWW and (x) the cost of preparing all documentation in connection therewith.  Except as otherwise provided in clause (ix) of this Section 5.6, OWW shall have no obligation to pay any underwriting fees, discounts, commissions or expenses attributable to the sale of Registrable Securities, including, without limitation, the fees and expenses of any underwriters and such underwriters’ counsel.

Section 5.7  Conversion of Other Securities.  If any holder of Registrable Securities offers any options, rights, warrants or other securities issued by it or any other Person that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities underlying such options, rights, warrants or other securities shall be eligible for registration pursuant to Sections 5.1 and 5.2 hereof.

Section 5.8  Rule 144.  If and for so long as OWW is subject to the reporting requirements of the Exchange Act, OWW shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144 (or any successor provision) under the Securities Act.

Section 5.9  Transfer of Registration Rights.

(a)          Any member of the Travelport Affiliated Group may transfer all or any portion of its rights under this Article V to any transferee (each, a “Transferee”) of Registrable Securities.  Any transfer of registration rights pursuant to this Section 5.9 shall be effective upon receipt by OWW of written notice from such member of the Travelport Affiliated Group stating the name and address of any Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Article V (and Article VI hereof) are being transferred and the nature of the rights so transferred.  In connection with any such transfer, the term “Travelport” or “member of the Travelport Affiliated Group” as used in this Article V shall, where appropriate to assign such rights and obligations to such Transferee, be deemed to refer to the Transferee.  Any member of the Travelport Affiliated Group and such Transferees may exercise the registration rights hereunder in such proportion as they shall agree among themselves.

(b)         After such transfer, each member of the Travelport Affiliated Group shall retain its rights under this Agreement with respect to all other Registrable Securities owned by such member of the Travelport Affiliated Group.

(c)          Upon the request of any member of the Travelport Affiliated Group, OWW shall execute a registration rights agreement with such Transferee or a proposed Transferee substantially similar to the applicable sections of this Agreement.

ARTICLE VI

BUSINESS AND REGISTRATION STATEMENT INDEMNIFICATION

Section 6.1  General Cross Indemnification.

(a)          Travelport agrees to indemnify and hold harmless each member of the OWW Affiliated Group and each of the officers, directors, employees and agents of the OWW Affiliated Group against any and all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from or in connection with any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), based on, arising out of, pertaining to or in connection with (i) any breach by Travelport or any member of the Travelport Affiliated Group of this Agreement or any Ancillary Agreement, (ii) the ownership or the operation of the Assets or properties (other than capital stock of any member of OWW Affiliated Group), and the operation or conduct of the business of, including contracts entered into by, the members of the Travelport Affiliated Group, whether before, on or after the date hereof, and (iii) the actions of any employee of any member of the OWW Affiliated Group whose salary and benefits Travelport is required to reimburse to such member of the OWW Affiliated Group pursuant Section 8.1.

(b)         OWW agrees to indemnify and hold harmless each member of the Travelport Affiliated Group and each of its officers, directors, employees and agents of each member of the Travelport Affiliated Group against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with (i) any activities, action or inaction on the part of any member of the OWW Affiliated Group or any of their officers, directors, employees, Affiliates acting as such (other than a member of the Travelport Affiliated Group acting as such), fiduciaries or agents (including any Losses related to the use, occupation of, or access to/from the Denver Data Center, or the exercise of any rights granted with respect thereto, or the use of any of the services or equipment within the Denver Data Center by any member of the OWW Affiliated Group) (ii) any breach by OWW or any member of the OWW Affiliated Group of this Agreement or any Ancillary Agreement, and any other acts or omissions arising out of performing such agreements, or any agreement between OWW and a third party, (iii) the ownership or the operation of the Assets or properties of, and the operation or conduct of the business of, including contracts entered into by, any member of the OWW Affiliated Group, whether before, on or after the date hereof, (iv) any Keepwell, (v) any breach of any covenant in the debt instruments or agreements of any member of the Travelport Affiliated Group that results from any action of any member of the OWW Affiliated Group that was taken without the prior written consent of Travelport, (vi) any Liability resulting from the conversion of the Travelport equity and profit interests, (vii) any untrue statement or alleged untrue statement of a material fact contained in any Public Filing of any member of the Travelport Affiliated Group, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to information, if any, provided by any member of the OWW Affiliated Group in writing to any member of the Travelport Affiliated Group expressly for use in such Public Filing, (viii) third party claims of intellectual property infringement based on, arising out of, resulting from or in connection with the Services (as defined in the Transition Services Agreement) provided under the Transition Services Agreement, unless such infringement is a result of the willful misconduct of Travelport, acting as Service Provider (as defined in the Transition Services Agreement), (ix) the actions of any employee of any member of the Travelport Affiliated Group whose salary and benefits OWW is required to reimburse to such member of the Travelport Affiliated Group pursuant Section 8.1, and (x) any failure of OWW to reimburse Travelport pursuant to its obligations under Section 2.10(d) hereof or for other actions or failures to act by OWW related to letters of credit issued on its behalf under the Travelport Credit Facility.

(c)          The indemnity agreement contained in Sections 6.1(a) and (b) shall be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date of this Agreement.

Section 6.2  Registration Statement Indemnification.

(a)          OWW agrees to indemnify and hold harmless each member of the Travelport Affiliated Group, each Person to whom registration rights shall have been transferred pursuant to Section 5.9 hereof and each Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Registration Indemnitees”) from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with (i) information relating to a Registration Indemnitee furnished in writing to any member of the OWW Affiliated Group by or on behalf of such Registration Indemnitee expressly for use in the Registration Statement or Prospectus, and (ii) information relating to any underwriter furnished in writing to any member of the OWW Affiliated Group by or on behalf of such underwriter expressly for use in the Registration Statement or Prospectus.

(b)         Each Registration Indemnitee agrees, severally and not jointly, to indemnify and hold harmless each member of the OWW Affiliated Group and any of their respective directors or officers who sign any Registration Statement, and any Person who controls OWW within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from OWW to each Registration Indemnitee, but only with respect to information relating to such Registration Indemnitee furnished in writing to any member of the OWW Affiliated Group by or on behalf of such Registration Indemnitee expressly for use in any Registration Statement or Prospectus.  For purposes of this Section 6.2(b), any information relating to any underwriter that is contained in a Registration Statement or Prospectus shall not be deemed to be information relating to a Registration Indemnitee.  If any Action shall be brought against OWW, any of its directors, any such officer, or any such controlling Person based on any Registration Statement or Prospectus and in respect of which indemnity may be sought against a Registration Indemnitee pursuant to this paragraph (b), such Registration Indemnitee shall have the rights and duties given to OWW by Section 6.4 hereof (except that if OWW shall have assumed the defense thereof such Registration Indemnitee shall not be required to do so, but may employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Registration Indemnitee’s expense), and OWW, its directors, any such officer, and any such controlling Person shall have the rights and duties given to such Registration Indemnitee by Section 6.4 hereof.

Section 6.3  Contribution.

(a)          If the indemnification provided for in this Article VI is unavailable to an indemnified Party under Section 6.2 hereof in respect of any Losses referred to therein, then an indemnifying Party, in lieu of indemnifying such indemnified Party, shall contribute to the amount paid or payable by such indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by OWW on the one hand and the applicable Registration Indemnitee on the other hand from the offering of the securities covered by such Registration Statement and Prospectus, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of OWW on the one hand and the applicable Registration Indemnitee on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative benefits received by OWW on the one hand and a Registration Indemnitee on the other shall be deemed to be in the same proportion as the total net proceeds from the applicable securities offering (before deducting expenses) received by OWW bear to the total net proceeds from such offering (before deducting expenses) received by such Registration Indemnitee.  The relative fault of OWW on the one hand and the applicable Registration Indemnitee on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by OWW on the one hand or by such Registration Indemnitee on the other hand and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)         OWW and each Registration Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 6.3 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (a) above.  The amount paid or payable by an indemnified Party as a result of the Losses referred to in paragraph (a) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified Party in connection with investigating any claim or defending any such Action.  Notwithstanding the provisions of this Section 6.3, a Registration Indemnitee shall not be required to contribute any amount in excess of the amount by which the proceeds to such Registration Indemnitee exceeds the amount of any damages which such Registration Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.4  Procedure. If any Action shall be brought against a Registration Indemnitee or any other Person entitled to indemnification pursuant to this Article VI (collectively with the Registration Indemnitees, the “Indemnitees”) in respect of which indemnity may be sought against OWW, such Indemnitee shall promptly notify OWW, and OWW shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses.  Such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) OWW has agreed in writing to pay such fees and expenses, (ii) OWW has failed to assume the defense and employ counsel, or (iii) the named parties to an Action (including any impleaded parties) include both an Indemnitee and OWW and such Indemnitee shall have been advised by its counsel that representation of such indemnified Party and OWW by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case OWW shall not have the right to assume the defense of such Action on behalf of such Indemnitee).  It is understood, however, that OWW shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified Persons not having actual or potential differing interests among themselves, and that all such fees and expenses shall be reimbursed as they are incurred.  OWW shall not be liable for any settlement of any such Action effected without its written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such Action, OWW agrees to indemnify and hold harmless each Indemnitee, to the extent provided in the preceding paragraph, from and against any Losses by reason of such settlement or judgment.

Section 6.5  Other Matters.

(a)          No indemnifying Party shall, without the prior written consent of the indemnified Party, effect any settlement of any pending or threatened Action in respect of which any indemnified Party is or could have been a Party and indemnity could have been sought hereunder by such indemnified Party, unless such settlement includes an unconditional release of such indemnified Party from all liability on claims that are the subject matter of such Action.

(b)         Any Losses for which an indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the indemnifying Party to the indemnified Party as such Losses are incurred.  The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, OWW, its directors or officers, or any Person controlling OWW, and (ii) any termination of this Agreement.

(c)          The Parties hereto shall, and shall cause their respective Subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action.  The provisions of this Article VI are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the indemnified parties referred to herein.

ARTICLE VII

OTHER PROVISIONS

Section 7.1  Insurance.

(a)          As of and after the date hereof, Travelport shall continue to provide OWW with access to Occurrence Based Policies of Travelport that include coverage for OWW for periods prior to the date hereof, and Travelport shall reasonably cooperate with OWW and take reasonable actions as may be necessary or advisable to assist OWW in submitting claims for occurrences taking place prior to the date hereof to which such policies are responsive;  provided, however, that OWW shall be responsible for any deductibles and associated expenses, including defense costs, legally due and owing relating to such claims. Travelport shall have the sole and absolute authority to collect funds from OWW for all such deductibles and associated expenses, including defense costs, and to manage any and all claims filed under any policy referred to in this Section 7.1 or any insurance coverage or self-insurance relating to prior periods, including prior coverage for Travelport and OWW referred to in Section 11.3 of the Cendant Separation Agreement.  OWW shall have the right, subject to the foregoing, to consult with Travelport regarding the management and settlement of any and all OWW claims filed under any policy referred to in this Section 7.1 and in Section 11.3 of the Cendant Separation Agreement, but OWW acknowledges that all contact with any insurance company providing such coverage shall be directed exclusively through Travelport.

(b)         OWW acknowledges that under Claims Made Policies of Travelport, all insurance coverage for OWW for any occurrence, act, omission or event taking place prior to the date hereof and for any liability or condition arising after the date hereof shall terminate as of the date hereof, and that no OWW claims may be brought against Claims Made Policies of Travelport.

Section 7.2  Non-Solicitation; Non-Hire. (a)             Except as provided in Section 7.2(b), for a period of two years following the IPO, no member of the Travelport Affiliated Group, on the one hand, or the OWW Affiliated Group, on the other hand, will, without the prior written consent of OWW or Travelport, respectively, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit or hire, or attempt to solicit or hire, any Person employed by any member of the other Affiliated Group (a “Solicitation”) whose annual base salary plus cash bonus exceeds $150,000 (or its equivalent in U.S. currencies), excluding any equity-based compensation element of such bonus (the “Restricted Employees”), whether or not such employee is a full-time or a temporary employee of any member of the Travelport Affiliated Group or the OWW Affiliated Group (as applicable), and whether or not such employment is pursuant to written agreement; provided, that the foregoing will not (i) prevent either Party or their Affiliated Group from soliciting or hiring any such Person after the termination of such employee’s employment by their respective employer unless specifically prohibited by such employee’s separation agreement, if any, with any member of the Travelport

Affiliated Group or the OWW Affiliated Group (as applicable), (ii) prohibit either Party from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted towards the Restricted Employees, or (iii) apply to any individual listed on Schedule 7.2(a) hereto; provided, further, that a general solicitation conducted by an employment agency on behalf of one of the Parties which inadvertently contacts a Restricted Employee will not trigger this Section 7.2, so long as such Restricted Employee is not hired by the Party conducting the general solicitation for employees of their Affiliated Group.

(b)         However, in the case of any Solicitation of (i) Donvand Limited and its Subsidiaries and (ii) Octopus Travel Group Limited and its Subsidiaries, the period during which such entities are prohibited from any Solicitation shall be two years following the IPO and the term “Restricted Employee” shall include all employees of such entities regardless of the amount of their annual base salary.

Section 7.3  Form S-8.  To the extent necessary to enable the unrestricted transfer of the applicable shares of OWW’s Common Stock, upon consummation of the IPO, OWW shall file and cause to remain effective a registration statement on Form S-8 (or such other applicable form) with the SEC to register the shares of OWW’s Common Stock that may be acquired by employees of Travelport pursuant to Travelport’s employee stock or option plans.

Section 7.4  Regulatory Approvals. To the extent that any regulatory or other approvals shall be necessary to effect and perform any of the provisions of this Agreement, the Parties hereto shall use their best efforts to obtain such approvals prior to the date upon which not obtaining such approvals would result in a default of such Party’s obligations hereunder.  If such approvals have not been obtained by such date, then each Party hereto shall not be deemed to be in default of its obligations hereunder so long as such Party is in good faith diligently using their best efforts to obtain such approvals as soon as practicable.  To the extent that any such regulatory approval is not obtained within a reasonable period of time after such date, Travelport and OWW shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 7.5  Charter Provision.  OWW shall comply with, and shall cause each of its present and future direct and indirect Subsidiaries to take any and all actions necessary to ensure continued compliance by each such member of the OWW Affiliated Group with, the terms and provisions of the Charter.  OWW shall notify Travelport in writing as soon as possible after becoming aware of any act or activity taken or proposed to be taken by any member of the OWW Affiliated Group which resulted or would result in non-compliance with the Charter and shall take or refrain from taking all such actions as Travelport shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

Section 7.6  Access to Historical Records. Subject to Section 7.12, Travelport and OWW will retain the right to access the shared or commingled historical records, including but not limited to, the books, records, and such other records, files, information and/or data, or portions thereof (the “Records”) related to the historical corporate association of OWW with Travelport stored at the facilities of Iron Mountain Inc. The ownership of any Records relating solely to either Party shall be transferred to such Party to the extent not already owned by such Party.  Notwithstanding anything in this Agreement to the contrary, the retention of and access to

Records related to the tax matters of OWW will be governed exclusively by the Tax Sharing Agreement.  The provision of any Records shall not be deemed a waiver of any Privilege and the Parties shall use reasonable efforts to maintain and protect such Privileges with reasonable prior notice and in consultation with the other Parties.

Section 7.7  Records Stemming from Affiliate Relationship.  For a period of one year following the Trigger Date, subject to an extension (a) of up to five years upon the demonstration of a legal or regulatory requirement for such extension by the requesting Party or (b) for any longer period required under the Cendant Separation Agreement, Travelport and OWW will retain the right to access such other records which exist resulting from Travelport’s and OWW’s relationship as affiliates.  Upon reasonable notice and at each Party’s own expense, Travelport (and its authorized representatives) and OWW (and its authorized representatives) will be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) will be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided, access to such records may be denied if (i) Travelport or OWW, as the case may be, cannot demonstrate a legitimate business need, for the one year period following the Trigger Date, or a legal or regulatory requirement, for the extension period described above, for such access to the records, (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party, (iii) a bona fide competitive reason exists to deny such access, (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party, (v) Travelport or OWW, as the case may be,  reasonably and in good faith concludes that such access would serve as a waiver of any Privilege afforded to such record, and (vi) such access will unreasonably disrupt the normal operations of Travelport or OWW, as the case may be.  Any Records or information provided by or on behalf of or made available by or on behalf of the other Party hereto pursuant to this Article VII shall be on an “as is,” “where is” basis and neither Party is making any representation or warranty with respect to such records or the completeness thereof.

Section 7.8  Litigation and Settlement Cooperation.

(a)          With respect to any claim or demand made against any member of either the Travelport Affiliated Group or the OWW Affiliated Group (each, a “Third Party Claim”) that implicates at least one member of each of the Travelport Affiliated Group and the OWW Affiliated Group in a material fashion due to the allocation of Losses, responsibilities for management of defense and related indemnities pursuant to this Agreement, the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the applicable parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)         Travelport and OWW agree that at all times henceforth, if an action is commenced by a third party with respect to which any member of either the Travelport Affiliated Group or the OWW Affiliated Group is a nominal defendant and/or such action is otherwise not a Loss allocated to any such Party under this Agreement, then such member of the Travelport

Affiliated Group or the OWW Affiliated Group, as the case may be, shall use commercially reasonable efforts to cause such nominal defendant to be removed from such action.

Section 7.9  Cendant Transition Services Agreement.

(a)          To the extent that Travelport is obligated to pay to Avis Budget, Realogy or Wyndham any amounts pursuant to the Cendant Transition Services Agreement, OWW shall pay to Travelport 29% of the amount actually paid by Travelport to each of Avis Budget, Realogy and Wyndham as soon as practicable after such payment is made and notice of such payment is provided to OWW.

(b)         Any liabilities pertaining to any of the Parties or their respective Affiliated Groups under Exhibit 67 to the Cendant Transition Services Agreement will be paid 100% by OWW.

Section 7.10  Cendant Separation Agreement.  Notwithstanding anything in Section 7.6 or Section 7.7 to the contrary, each Party shall, and shall cause its Affiliates to, comply with all provisions of the Cendant Separation Agreement relating to Information (for purposes of this Section 7.10 only, as defined in the Cendant Separation Agreement), and permit access to Information in accordance with the Cendant Separation Agreement.

Section 7.11  Corporate Names and Other Parties’ Trademarks.

Except as otherwise specifically provided in the Master License Agreement, as soon as reasonably practicable after the Trigger Date but in any event within six (6) months thereafter:

(a)                                  OWW and the members of its Affiliated Group shall cease to make any use of any names or Trademarks that include the (A) Trademarks of Travelport, Travelport’s Affiliated Group, Realogy, Wyndham, “Cendant” or “Cendant Corporation” and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (the “Non-OWW Marks”); provided, however, that the foregoing shall not prohibit OWW or any member of OWW’s Affiliated Group from making use of any Non-OWW Mark in a manner that would constitute “fair use” under applicable law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the party owning such Non-OWW Mark.  In furtherance of the foregoing, as soon as practicable but in no event later than six (6) months following the Trigger Date, OWW and the members of OWW’s Affiliated Group shall remove, strike over or otherwise obliterate all Non-OWW Marks from all of such Party’s and its Affiliated Group’s Assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Any use by OWW or any member of OWW’s Affiliated Group of any of the Non-OWW Marks as permitted in this Section 7.11(a) is subject to their compliance with the quality control requirements and guidelines in effect for the Non-OWW Marks as of the Trigger Date.

(b)                                 Travelport and the members of its Affiliated Group shall cease to make any use of any names or Trademarks that include the (A) Trademarks of OWW or OWW’s

Affiliated Group and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (the “OWW Marks”); provided, however, that the foregoing shall not prohibit Travelport or any member of Travelport’s Affiliated Group from making use of any OWW Mark in a manner that would constitute “fair use” under applicable law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the party owning such OWW Mark.  In furtherance of the foregoing, as soon as practicable but in no event later than six (6) months following the Trigger Date, Travelport and the members of Travelport’s Affiliated Group shall strike over or otherwise obliterate all OWW Marks from all of such Party’s and its Affiliated Group’s Assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Any use by Travelport or any member of Travelport’s Affiliated Group of any of the OWW Marks as permitted in this Section 7.11(b) is subject to their compliance with the quality control requirements and guidelines in effect for the OWW Marks as of the Trigger Date.

Section 7.12  Information.

(a)          Travelport and OWW each acknowledges that the Records and other information and/or data, or portions thereof in its or in a member of its Affiliated Group’s possession, custody or control as of the Trigger Date may include Information owned by the other Party or a member of the other Party’s Affiliated Group and not related to (i) such Party or its business or (ii) the historical corporate association of OWW (the “Information”).

(b)         Notwithstanding such possession, custody or control, such Information specified in Section 7.12(a) shall remain the property of such other Party or member of such other Party’s Affiliated Group, subject to Section 7.6.  Each Party agrees, subject to legal holds and other legal requirements and obligations, (i) that such Information is to be treated as Confidential Information of the Party to which it relates and (ii) subject to the Cendant Separation Agreement and the Transition Services Agreement, to use commercially reasonable efforts within a reasonable time to, where reasonably practical to do so without significant effort, (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the party to which such Information belongs), or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.

Section 7.13  Travelport Credit Facility; Indentures.  So long as OWW is a restricted subsidiary under the Travelport Credit Facility or either of the Indentures, if OWW takes any action that requires any member of the Travelport Affiliated Group to repay or repurchase any of its outstanding indebtedness under the Travelport Credit Facility or the Indentures, OWW shall, within the period required by the Travelport Credit Facility or the Indentures, as applicable, pay to Travelport an amount in immediately available cash that will permit Travelport to repay or repurchase such outstanding indebtedness, as required by the Travelport Credit Facility and the Indentures, as applicable.

Section 7.14  GIGADA and PFS Agreement Reporting.  OWW agrees to maintain detailed records with respect to all airline segments booked by or through any member of the

OWW Affiliated Group pursuant to any Galileo International Global Airline Distribution Agreement, including all addenda and amendments thereto, entered into by Galileo International L.L.C. and Galileo Nederland, B.V. (collectively, “Galileo”) and various airlines (“GIGADA), and any Preferred Fares Select Agreements entered into by Galileo and such airlines in connection therewith (together, the “PFS Agreements”), and to share the same information with Travelport upon Travelport’s request, so long as any member of the OWW Affiliated Group is considered an “affiliate” under GIGADA and the PFS Agreements.

Section 7.15  Payment of Dividend to TDS.  OWW agrees to pay to TDS the dividends declared by OWW’s board of directors prior to the date hereof equal to the total amount of net proceeds resulting from the exercise, if any, of the IPO underwriters’ option to purchase additional shares of Common Stock, as described in the IPO S-1 (the “Shoe Dividend”).  The Shoe Dividend shall be paid by OWW to TDS on such date as the IPO underwriters pay funds to OWW to purchase additional shares of Common Stock pursuant to their option to do so, as described in the IPO S-1.

ARTICLE VIII

EMPLOYMENT MATTERS

Section 8.1  Employees on Travelport or OWW Payroll.  Travelport and OWW shall cooperate to identify (1) all employees of any member of the OWW Affiliated Group whose sole or primary responsibilities relate to the B2B Businesses (including without limitation Travelport Corporate Services), and (2) all employees of any member of the Travelport Affiliated Group whose sole or primary responsibilities relate the B2C Businesses, and the parties shall continue to employ each such employee, as directed by the other Party, until the earliest of: (x) each such employee’s termination of employment, as directed by the other Party; (y) the transfer of each such employee to payroll of any member of the other Affiliated Group or any third party with which the other Affiliated Group has contracted to employ or otherwise engage each such employee; or (z) December 31, 2007; provided, that if December 31, 2007 is the earliest such date, either Party shall, upon the reasonable request of the other Party, extend its employment of any employees specified by the other Party through March 31, 2008. Other than as provided in the proviso immediately preceding this sentence, neither Party shall have any obligation to employ any employees covered by this Section 8.1 after December 31, 2007. Until the date of any such employee’s transfer or termination of employment pursuant to this Section 8.1, such employee shall continue to be employed by, receive compensation from, and participate in the employee benefit plans of, his or her employer as of the date of this Agreement, and each of Travelport and OWW shall reimburse the appropriate member of the other Affiliated Group for compensation and benefits applicable to employees who until such time as they are terminated or transferred pursuant to this Section 8.1.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1  Negotiation.  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the Transactions, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsels of OWW and Travelport and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed thirty (30) days from the time of receipt by any such Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.2 hereof, the relevant parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 9.2  Arbitration.  If the Agreement Dispute has not been resolved for any reason after thirty (30) days have elapsed from the receipt by a Party thereto of a Dispute Notice, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, before and in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except as modified herein (the “Rules”). There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two Party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the parties shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators. In resolving any Agreement Dispute, the parties intend that the arbitrators shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the parties. The parties agree to comply and cause the members of their applicable group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim). Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant parties or permitted by this Agreement, the relevant parties shall keep, and shall cause the members of their applicable group to keep, confidential all matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Article VIII shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent either Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of either Party to respect the arbitral tribunal’s orders to that effect.

Section 9.3  Confidentiality Arbitration Proceedings.  Except to the extent necessary in connection with arbitration of any Dispute under this Agreement, a court challenge to the arbitration contemplated by Section 9.1 hereof or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to Section 9.1 hereof, (ii) any documentary or other evidence given by a Party or a witness in the arbitration and (iii) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, either Party or its counsel to any Person or entity not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required.  A Party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document.

ARTICLE X

MISCELLANEOUS

Section 10.1  Notices.  All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (a) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the next Business Day if sent by overnight courier and (c) when received if delivered otherwise.  Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other Party in accordance with this Section.

If to Travelport or any other member of the Travelport Affiliated Group, to:

Eric J. Bock

Executive Vice President and General Counsel

Travelport Limited

400 Interpace Parkway, Bldg. A

Parsippany, NJ 07054

Phone: (973) 939-1000

Fax: (973) 939-1199

If to OWW or any other member of the OWW Affiliated Group, to:

General Counsel

Orbitz Worldwide, Inc.

500 W. Madison St., Suite 1000

Chicago, IL 60661

Phone: (312) 894-5000

Facsimile: (312) 894-4855

Section 10.2  Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein. If the outstanding Common Stock is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange or other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall automatically become bound hereby with respect to such other securities constituting Registrable Securities and, if requested by Travelport or a permitted Transferee, shall further evidence such obligation by executing and delivering to Travelport and such Transferee a written agreement to such effect in form and substance satisfactory to Travelport.

Section 10.3  Descriptive Headings.  The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.4  Remedies.  Without limiting the rights of each Party hereto to pursue any and all other legal and equitable rights available to such Party for the other parties’ failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.  Without limiting the generality of the foregoing, OWW acknowledges and agrees that (a) its covenants and obligations hereunder are special, unique and relate to matters of extraordinary importance to Travelport, that in the event OWW fails to perform, observe or discharge any of its obligations under this agreement, Travelport will be irreparably harmed and that no remedy at law will provide adequate relief to Travelport and (b) Travelport shall be entitled to a temporary restraining order and temporary and permanent injunctive and other equitable relief in case of any failure by OWW to perform, observe or discharge any of its covenants or obligations hereunder and without the necessity of proving actual damages.  The remedies provided herein shall be cumulative and shall not preclude assertion by either Party hereto of any other rights or the seeking of any other remedies, either legal or equitable, against the other Party hereto.

Section 10.5  Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law other than Section 5-1401 of the General Obligations Law of the State of New York.

Section 10.6  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 10.7  Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.  To the extent that any such provision is so held to be invalid, illegal or unenforceable, Travelport and OWW shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 10.8  Confidential Information.

(a)          Notwithstanding any termination of this Agreement, for a period of five (5) years from the date hereof the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information (as defined herein) concerning the other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of law or stock exchange rule, (iii) as required in connection with any legal or other proceeding between the Parties, (iv) as necessary in order to permit a Party or its Affiliates to prepare and disclose their financial statements, tax returns or other required disclosures, (v) in connection with arbitration of any arbitration pursuant to Section 9.3, (vi) if such information otherwise becomes generally available to the public (other than through the Party which is holding such Confidential Information in confidence) or (vii) information relating to or disclosed in the IPO S-1.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b)         Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of either Party rightfully in the possession of and used by the other Party in the operation of its business as of the date hereof may continue to be used by such Party in possession of the Confidential Information in and only in the operation of such business; provided, that such use is not competitive in nature (except as permitted or provided to the contrary in the Ancillary Agreements, the Continuing Agreements or any other agreements among the Parties or their Affiliates), and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 10.8(a), except that Confidential Information may be disclosed to third parties other than those listed in Section 10.8(a), provided that such disclosure to such other third parties and any associated use of such information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 10.11.

(c)          Each Party acknowledges that it and the other members of their respective Affiliated Groups may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the date hereof. Each Party will hold, and will cause the other members of their respective Affiliated Groups and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Affiliated Groups has access, in accordance with the terms of any agreements entered into prior to the date hereof between either Party or any other member of their respective Affiliated Groups and such third parties.

(d)         Notwithstanding anything to the contrary in this Section 10.8, information that is subject to provisions contained in any other agreement between the Parties (or members of their respective Affiliated Groups) shall be governed by the provisions of such other agreement rather than this Section 10.8.

Section 10.9  Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement executed by the parties hereto.

Section 10.10  Entire Agreement.  This Agreement, including any schedules or exhibits annexed hereto, the Ancillary Agreements and the Continuing Agreements embody the entire agreement and understanding of the parties hereto in respect of the Transactions, and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  In the event of any inconsistency between this Agreement and any schedule hereto, the schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Agreement, such Ancillary Agreement or Continuing Agreement shall control, except if otherwise provided therein.

Section 10.11  Assignment.

(a)          Except as otherwise provided for in this Agreement, and subject to Section 10.11(b), neither this Agreement nor any of the rights, interests or obligations of either Party hereto may be assigned by such Party without the prior written consent of the other Party; provided, however, that all or part of this Agreement may be assigned by Travelport to other members of the Travelport Affiliated Group without the prior consent of OWW.

(b)         Notwithstanding Section 10.11(a) or anything else in this Agreement, Travelport may assign (in whole or in part) the rights, interests or obligations provided for herein in connection with a merger transaction or the sale by Travelport of all or substantially all of its Assets or other change of control; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to OWW, to be bound by the terms of this Agreement as if named as a “Party” hereto.

(c)          Any assignment or other disposition in violation of this Section 10.11 shall be void. Nothing in this Section 10.11 shall affect the ability of either Party to terminate this Agreement.

Section 10.12  Recapitalization, Dilution Adjustments, etc.  In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of Assets, distribution to stockholders or combination of the shares of Common Stock then, in each such case, appropriate adjustments shall be made so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Parties under this Agreement.

Section 10.13  Other Agreements.  In connection with the execution and delivery of this Agreement, the agreements listed on Schedule 2.5 and Schedule 10.13 hereto describe all of the agreements, identified as of the date hereof, between members of the Travelport Affiliated Group and the OWW Affiliated Group in effect as of the date hereof. The parties hereto agree to review such Continuing Agreements and Ancillary Agreements, review and identify any other relevant intercompany agreements and to cooperate to take such further action as may be necessary for the termination, alteration or amendment of such agreements in order for such agreements to be consistent with, and to provide for, the implementation of the Transactions consistent with this Agreement.

Section 10.14  Further Actions.  Each Party hereto shall, on notice of request from any other Party hereto, take such further action not specifically required hereby at the expense of the requesting Party, as the requesting Party may reasonably request for the implementation of the Transactions.

Section 10.15  No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any Person or entity which is not a Party or a permitted assignee of a Party to this Agreement.

Section 10.16  Drafting of Language.  Each of Travelport and OWW agrees that the drafting of the language contained in this Agreement was a cooperative effort, that each Party was equally responsible for such drafting and that it would be inequitable for either Party to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.

Section 10.17  No Circumvention.  The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Affiliated Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, any Ancillary Agreement or any Continuing Agreement (including adversely affecting the rights or ability of either Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

IN WITNESS HEREOF, the parties have caused this Separation Agreement to be executed and delivered as of the date first above written.

TRAVELPORT LIMITED

/s/Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President and General
Counsel

ORBITZ WORLDWIDE, INC.

/s/ James P. Shaughnessy
Name:	James P. Shaughnessy
Title:	Senior Vice President, General Counsel